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                                EXHIBIT 11

                               AIRGAS, INC.

                      EARNINGS PER SHARE CALCULATIONS

                                            Three Months Ended     Six Months Ended
                                               September 30,         September 30,
(In thousands, except per share amounts)    2000          1999     2000        1999
Weighted Average Shares Outstanding:

     Basic shares outstanding               65,400     69,700      65,200   69,800

     Stock options - incremental shares        400      1,300         400    1,200

     Contingently issuable shares              800        200       1,300      200
                                            ------     ------      ------   ------
     Diluted shares outstanding             66,600     71,200      66,900   71,200
                                            ======     ======      ======   ======

Net earnings                               $10,403    $18,912     $20,219  $27,997
                                            ======     ======      ======   ======

Basic earnings per share                   $   .16    $   .27     $   .31  $   .40

Diluted earnings per share                 $   .16    $   .27     $   .30  $   .39

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